Exhibit 10.6

The Smart Timing ChoiceTM

January 27, 2018

Lionel Bonnot

44223 Lupine Place

Fremont, CA 94539

Re:	Offer of Employment

Dear Lionel:

SiTime is pleased to offer you a regular full-time position of Senior Vice President, Business Development, reporting to the CEO. We have worked so successfully together in the past, that I am eagerly looking forward to our future collaboration. I believe we have an exceptional opportunity over the next decade to build an iconic company that can change the world. Your start date will be the 5th February 2018.

SiTime Corporation (“SiTime” or the “Company”), is a wholly owned subsidiary of MegaChips Corporation, and the offer comes from it.

Your compensation will include an annual base salary of $260,000, (paid semi-monthly at a rate of $10,833.34), less applicable payroll deductions and all required withholdings.

You will be eligible to participate in our Exemplary Performance Bonus Plan. Under this plan, you will be eligible to receive an annual bonus of up to $100,000, to be paid out on a quarterly basis during the month following the end of each quarter; provided, that you (1) meet your pre-determined MBO objectives and goals for the applicable quarter, and (2) are an employee in good standing on the applicable payment date.

As a full time, regular employee of SiTime, you will be eligible to participate in our benefits programs. Benefits become effective on the first day of the moth following date of hire. These programs will be outlined for you when you begin your employment.

Your continued employment is also contingent upon reading and signing the Proprietary Information and Invention Assignment Agreement. Please review and sign this document within your first week of employment with SiTime.

SiTime is an at-will employer and this offer of employment does not constitute a contract of employment. If employed by SiTime, your employment is for no definite or determinable period and may be terminated at any time, with or without prior notice, at the option of either you or the company, and not for a specified duration.

This offer is contingent upon successfully passing a background check clearance, reference check, and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. Pursuant to the Immigration Reform and Control Act of 1986, the Company is required to verify within the first three days of employment an individual’s employment eligibility in the United States.

5451 Patrick Henry Drive, Santa Clara, California 95054  ●  408.328.4400  ●  sitime.com

Documentation acceptable by the Immigration and Naturalization Service is listed on the attached I-9 Employment Eligibility Verification Form. To insure compliance with the Act, please bring original copies of your documentation on your first day of employment. All job offers are contingent upon successful completion of the I-9 verification process.

This offer will expire on January 29, 2018 if not accepted, signed and returned to SiTime Corporation by this date.

I am excited to offer you the challenge of contributing to SiTime’s growth. It is my sincere wish and intention that you find your experience here exciting and rewarding.

Sincerely,

/s/ Rajesh Vashist
Rajesh Vashist
CEO

I have read and accept the above offer of employment:

Accepted by:	/s/ Lionel Bonnot	1/29/2018
	Lionel Bonnet	Date

Start Date:	2/5/2018

Enclosures:	SiTime Confidential Information and Invention Assignment Agreement I-9 Employment Eligibility Verification Form

5451 Patrick Henry Drive, Santa Clara, California 95054  ●  408.328.4400  ●  sitime.com